Exhibit 2.1
AMENDMENT NO. 1 TO
RIGHTS AGREEMENT
Amendment No. 1 to Rights Agreement (“First Amendment”) dated as of February 1, 2008, between GMX Resources Inc., an Oklahoma corporation (the “Company”), and Computershare Trust Company, N.A, as successor to UMB Bank, n.a., as Rights Agent (the “Rights Agent”).
A. The Company and the Rights Agent’s predecessor previously entered into that certain Rights Agreement dated as of May 17, 2005 (the “Rights Agreement”).
B. The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to amend the Rights Agreement in order to change the definition of the term “Acquiring Person” set forth in Section 1(a) of the Rights Agreement and to make certain other conforming changes to the Rights Agreement.
C. The Company has delivered to the Rights Agent a duly executed certificate from an appropriate officer of the Company stating that the amendment to the Rights Agreement set forth below is in compliance with the terms of Section 27 of the Rights Agreement.
Accordingly, in consideration of the premises, the parties hereby agree as follows:
1. Amendments to Rights Agreement. All references to “20%” in the definition of the term “Acquiring Person” in Section 1(a) of the Rights Agreement are hereby deleted and replaced with “29%.” In addition, the reference to “20%” in the definition of the term “Exempt Person” in Section 1(l) of the Rights Agreement shall be deleted and replaced with “29%.”
2. No Other Amendments. Except as specifically provided in this First Amendment, the provisions of the Rights Agreement shall continue in force and effect in their entirety.
3. Counterpart Execution. This First Amendment may be executed in multiple counterparts (including by means of facsimile or other electronic media), each of which shall for all purposes be deemed to be an original, and all of which shall together constitute but one and the same instrument.
Signature page follows this page.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

GMX RESOURCES INC., an Oklahoma corporation

By:	/s/ Ken L. Kenworthy, Jr.

Ken L. Kenworthy, Jr.
Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A, as
Rights Agent

By:	/s/ Michael J. Lang

Name:	Michael J. Lang

Title:	Senior Vice President

CERTIFICATE OF GMX RESOURCES INC.
The undersigned Chief Executive Officer of GMX Resources Inc., an Oklahoma corporation (the “Company”), hereby certifies to Computershare Trust Company, N.A, as successor to UMB Bank, n.a., as Rights Agent, that the amendments to that certain Rights Agreement between the Company and the Rights Agent dated May 17, 2005 (the “Rights Agreement”), described in that certain Amendment No. 1 to Rights Agreement executed on behalf of the Company and attached hereto are in compliance with the terms of Section 27 of the Rights Agreement.

/s/ Ken L. Kenworthy, Jr.

Ken L. Kenworthy, Jr.
Chief Executive Officer